Exhibit 10.7

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

March 22, 2005

Mr. Dunson K. Cheng

Chairman of the Board, President,

and Chief Executive Officer

Cathay General Bancorp

777 North Broadway

Los Angeles, CA 90012

Dear Mr. Cheng:

On November 20, 2003, you were granted an option (the “Option”) to purchase 638,670 shares of the common stock of Cathay General Bancorp (the “Company”) under the Company’s Equity Incentive Plan (the “Plan”) at an exercise price of $24.80 per share. It was recently determined that the grant of the Option, when taken together with a grant to you of an option to purchase 153,060 shares of the Company’s common stock on January 16, 2003, exceeded by 391,730 shares a limitation in the Plan as to the number of shares that could be subject to awards made to any one participant in any calendar year. (All numbers of shares and the exercise price in this letter have been adjusted to reflect the stock split in the form of a 100% stock dividend in September 2004.)

It is our understanding that you will permit the Company, effective as of the date of this letter, to cancel the Option as to the 391,730 excess shares, and that you will waive all rights that you may have to purchase such excess shares on exercise of the Option. Accordingly, the Option is hereby cancelled as to the 391,730 excess shares, and you hereby agree to waive all rights that you may have to purchase such excess shares on exercise of the Option. From and after the date hereof, the Option will cover a total of 246,940 shares, of which 49,388 shares are vested and exercisable on the date hereof and, assuming continued employment with the Company, an additional 49,388 shares will become vested on each of the next four anniversary dates of the date of grant, and will continue to have such other terms as pertained to the original grant.

In addition, you are to be granted an option to purchase a total of 245,060 shares of common stock of the Company under the Plan at an exercise price equal to the market price of the common stock on the Nasdaq National Market the date hereof, March 22, 2005, exercisable to the extent of 30% immediately and the balance as follows: 10% of the Shares on November 20, 2005, 20% of the Shares on November 20, 2006, 20% of the Shares on November 20, 2007, and the remaining 20% of the Shares on November 20, 2008, subject to early termination on termination of employment, disability or death, and having a term of 10 years.

Finally, it is understood that in determining your compensation for 2005 and possibly future years, including granting awards under the Cathay General Bancorp 2005 Incentive Plan if approved by the Company’s stockholders, the Executive Compensation Committee will take into account that you have waived your rights to purchase the 391,730 excess shares under the Option, but no agreement or determination has been made as to how or to what extent this might be done.

If this reflects your understanding, please execute and return a copy of this letter, whereupon this shall constitute a binding agreement between us in accordance with its terms.

Very truly yours,

CATHAY GENERAL BANCORP

By	/s/ PETER WU
Peter Wu
Executive Vice Chairman of the Board and Chief Operating Officer

AGREED TO AND APPROVED:

/s/ DUNSON K. CHENG
Dunson K. Cheng